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                                                              March 12, 2007



AIM Select Real Estate Income Fund                   AIM Counselor Series Trust
11 Greenway Plaza                                    11 Greenway Plaza
Suite 100                                            Suite 100
Houston, Texas  77046-1173                           Houston, Texas  77046-1173



         RE: FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION
             of AIM SELECT REAL ESTATE INCOME FUND
             -----------------------------------------------------

Ladies and Gentlemen:

         You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of AIM Select Real Estate Income Fund (the "Current Fund"), a series portfolio of AIM Select Real Estate Income Fund ("Seller"), a Delaware statutory trust, to AIM Select Real Estate Investment Fund (the "New Fund"), a series portfolio of AIM Counselor Series Trust ("Buyer"), a Delaware statutory trust, in exchange solely for shares of beneficial interest of New Fund ("New Fund Shares") and New Fund's assumption of Current Fund's liabilities, and the termination of Current Fund as a designated series of shares of Seller, all pursuant to the Agreement and Plan of Reorganization dated as of September 19, 2006 entered into by Seller and Buyer (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Proxy Statement filed by Seller on November 13, 2006 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

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AIM Investment Securities Funds
AIM Counselor Series Trust
March 12, 2007
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         In rendering this opinion, we are relying upon the representations, warranties and covenants made by Seller and Buyer in the Agreement as well as on letters of representation of even date that we have received from the officers of Seller and Buyer, copies of which are attached as Exhibit A hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         1. The transfer of the assets of Current Fund to New Fund in exchange solely for New Fund Shares issued directly to the Shareholders and New Fund's assumption of liabilities of Current Fund, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Current Fund and New Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. In accordance with Section 357(a), 361(a) and 361(c)(1) of the Code, no gain or loss will be recognized by Current Fund on the transfer of its assets to New Fund solely in exchange for New Fund Shares and New Fund's assumption of the liabilities of Current Fund or on the distribution of New Fund Shares to the Shareholders, in constructive exchange for their Current Fund Shares and in liquidation of Current Fund.

         3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by New Fund upon the receipt of assets of Current Fund in exchange for New Fund Shares issued directly to the Shareholders.

         4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Shareholders on the constructive exchange of Current Fund Shares for New Fund Shares pursuant to the Reorganization.

         5. In accordance with Section 362(b) of the Code, the basis to New Fund of the assets of Current Fund will be the same as the basis of such assets in the hands of Current Fund immediately prior to the Reorganization.

         6. In accordance with Section 358(a) of the Code, a Shareholder's basis for New Fund Shares received by the Shareholder in the Reorganization will be the same as his basis for the Current Fund Shares constructively exchanged therefor.

         7. In accordance with Section 1223(1) of the Code, each Shareholder's holding

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AIM Investment Securities Funds
AIM Counselor Series Trust
March 12, 2007
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period for New Fund Shares will be determined by including such Shareholder's holding period for the Current Fund Shares exchanged therefor, provided that the Shareholder held such Current Fund Shares as a capital asset as of the Effective Time.

         8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Current Fund transferred to New Fund in the Reorganization will include the holding period for such assets in the hands of Current Fund immediately prior to the Reorganization.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Current Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Current Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.4 of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent. We expressly authorize New Fund to file this opinion with the Securities and Exchange Commission as a post-effective amendment to the Registration Statement as required by the Agreement.

         Our opinion is based upon the Code, Treasury Regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.


                                     Sincerely,



                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP